ENERGY EAST CORPORATION ANNOUNCES SECOND QUARTER 2008 FINANCIAL RESULTS

FOR IMMEDIATE RELEASE

Portland, Maine, July 31, 2008 - Energy East Corporation [NYSE:EAS] today announced its second quarter financial results. Earnings per basic share for the second quarter 2008 were 10 cents compared to 12 cents per share earned in the second quarter 2007.

For the 12 months ended June 30, 2008, earnings per basic share were $1.56 compared with $1.68 per share for the 12 months ended June 30, 2007.

Earnings per basic share for the second quarter of 2008 were 2 cents lower than second quarter 2007 earnings of 12 cents per share. Results for the quarter included a charge of two cents per share resulting from provisions of Central Maine Power Company (CMP)'s new rate plan which was approved by the Maine Public Utilities Commission in June 2008. As part of this rate plan, CMP was required to write off $5.2 million in previously deferred costs, including $4.1 million in storm costs.

Merger Update

To date, all regulatory approvals have been received for Energy East's acquisition by Iberdrola with the exception of approval from the New York State Public Service Commission (NYPSC). The New York merger approval proceeding culminated in early July with the submittal of Briefs Opposing Exceptions to the Administrative Law Judge's recommended decision, and Energy East and Iberdrola are awaiting a NYPSC decision. Energy East is currently unable to predict either the outcome of this proceeding or the timing of a NYPSC decision.

Unaudited Consolidated Statements of Income and Energy Distribution and Weather Statistics are presented on the following pages.

In addition, Energy East today filed its Form 10-Q with the Securities and Exchange Commission. The document contains additional details regarding second quarter 2008 financial results and is available on Energy East's website: www.energyeast.com. Shareholders may obtain a free copy of our Form 10-Q by contacting Investor Relations at (207) 688-4386.

Forward Looking Statement:

This communication contains forward-looking information and statements about Energy East. Forward-looking statements are statements that are not historical facts. These statements may include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, products and services, and statements regarding future performance. Forward-looking statements are generally identified by the words "expects," "anticipates," "believes," "intends," "estimates" and similar expressions. Although the management of Energy East Corporation believes that the expectations reflected in such forward-looking statements are reasonable, investors and holders of Energy East Corporation shares are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Energy East Corporation, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include those discussed or identified in the public documents sent by Energy East to their regulators and under "Risk Factors" in their annual and quarterly reports filed with the SEC. Except as required by applicable law, Energy East undertakes no obligation to update any forward-looking information or statements.

About Energy East:

Energy East is a respected super-regional energy services and delivery company serving about 3 million customers throughout upstate New York and New England. By providing outstanding customer service and meeting customers' energy requirements in an environmentally friendly manner, Energy East will continue to be a valuable asset to the communities we serve.

Energy East Corporation
Consolidated Statements of Income - (Unaudited)

	Three Months		Twelve Months

Period Ended June 30,	2008	2007	2008	2007

(Thousands, except per share amounts)
Operating Revenues
Utility	$957,915	$977,006	$4,581,291	$4,718,605
Other	124,361	112,020	542,979	506,387

Total Operating Revenues	1,082,276	1,089,026	5,124,270	5,224,992

Operating Expenses
Electricity purchased and fuel used in generation
Utility	317,416	351,412	1,360,625	1,472,205
Other	96,490	85,164	379,193	353,791
Natural gas purchased
Utility	195,634	174,232	1,145,871	1,110,286
Other	14,189	12,120	91,456	80,632
Other operating expenses	199,936	203,503	841,178	801,295
Maintenance	43,769	48,809	165,691	216,855
Depreciation and amortization	69,513	68,273	278,433	280,176
Other taxes	61,451	58,787	260,806	252,204

Total Operating Expenses	998,398	1,002,300	4,523,253	4,567,444

Operating Income	83,878	86,726	601,017	657,548
Other (Income)	(7,426)	(10,752)	(33,100)	(48,523)
Other Deductions	2,577	1,423	10,019	21,085
Interest Charges, Net	69,234	67,855	277,654	291,217
Preferred Stock Dividends of Subsidiaries	282	282	1,128	1,129

Income Before Income Taxes	19,211	27,918	345,316	392,640
Income Taxes	4,256	8,427	99,893	141,549

Net Income	$14,955	$19,491	$245,423	$251,091

Earnings per Share, basic	$.10	$.12	$1.56	$1.68

Earnings per Share, diluted	$.09	$.12	$1.55	$1.67

Dividends Declared per Share	$.31	$.30	$1.23	$1.19

Average Common Shares Outstanding, basic	157,016	157,112	157,137	149,627

Average Common Shares Outstanding, diluted	158,299	158,122	158,277	150,500

Energy East Corporation

Energy Distribution Statistics - (Unaudited)

	Three Months		Twelve Months

Periods Ended June 30,	2008	2007	% change	2008	2007	% change

Electricity (thousands of megawatt-hours)
Residential	2,648	2,784	(5%)	12,257	12,428	(1%)
Commercial	2,351	2,470	(5%)	9,892	9,887	-
Industrial	1,857	1,945	(5%)	7,337	7,167	2%
Other	564	545	3%	2,338	2,249	4%

Total retail	7,420	7,744	(4%)	31,824	31,731	-
Wholesale	1,005	1,783	(44%)	5,836	8,050	(28%)

Total Deliveries	8,425	9,527	(12%)	37,660	39,781	(5%)

Natural Gas (thousands of dekatherms)
Residential	9,901	11,493	(14%)	74,110	75,846	(2%)
Commercial	3,439	4,234	(19%)	24,397	25,567	(5%)
Industrial	486	539	(10%)	3,495	3,564	(2%)
Other	2,692	2,698	-	13,025	13,494	(3%)
Transportation of customer-owned gas	16,927	16,885	-	79,315	77,955	2%

Total retail	33,445	35,849	(7%)	194,342	196,426	(1%)
Wholesale	86	267	(68%)	1,777	638	179%

Total Deliveries	33,531	36,116	(7%)	196,119	197,064	-

Energy East Corporation

Weather Statistics - (Unaudited)

Three Months Ended June 30,	2008	2007	Normal

New York
Heating degree days	806	910	957
(Warmer) than prior year	(11%)
(Warmer) than normal	(16%)

New England
Heating degree days	731	824	835
(Warmer) than prior year	(11%)
(Warmer) than normal	(12%)